Exhibit 4.87

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO BORQS TECHNOLOGIES, INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

NATIONAL SECURITY AGREEMENT

This NATIONAL SECURITY AGREEMENT (“NSA”) is entered into as of March 16, 2023 (the “Effective Date”), by and among: (i) Borqs Technologies, Inc. (“Borqs”), a publicly-traded British Virgin Islands company; (ii) Holu Hou Energy, LLC, a Delaware limited liability company (“HHE,” and together with Borqs, the “Transaction Parties”); and (iii) the U.S. Government (“USG”), represented by the U.S. Departments of Defense (“DoD”) and the Treasury (“Treasury”) as the CFIUS Monitoring Agencies (DoD and Treasury collectively, the “CMAs”), with each of the Transaction Parties and the CMAs referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Committee on Foreign Investment in the United States (CFIUS) has received written notification, dated September 21, 2022 (together with all additional information and documentary materials subsequently submitted to CFIUS by the Transaction Parties in connection therewith, the “Notice”), pursuant to Section 721 of the Defense Production Act of 1950, as amended, codified at 50 U.S.C. 4565 (“50 U.S.C. 4565”), of a transaction that is the subject of CFIUS Case 22-289;

WHEREAS, the transaction involves the direct acquisition of approximately 51 percent of the equity interest in HHE by Borqs (the “Transaction”), pursuant to a Membership Interest Purchase Agreement, dated October 19, 2021, the Lock-up Agreement, dated October 19, 2021, and the Escrow Agreement, dated October 19, 2021;

WHEREAS, CFIUS has determined that the Transaction constitutes a “covered transaction” for purposes of 50 U.S.C. 4565;

WHEREAS, CFIUS has undertaken a review and investigation of the effects of the Transaction on the national security interests of the United States, including a risk-based analysis, as required by 50 U.S.C. 4565, and determined that there are risks to the national security of the United States that arise as a result of the Transaction;

WHEREAS, CFIUS has determined that it is necessary to enter into this NSA with the Transaction Parties for the purposes of effectuating the abandonment of the Transaction and mitigating the risks to the national security of the United States that arise as a result of the Transaction;

WHEREAS, the Transaction Parties understand that 50 U.S.C. 4565(l)(3)(A)(ii) authorizes the CMAs, acting on behalf of CFIUS, to enter into an agreement with any party to a covered transaction in order to effectuate the abandonment of a covered transaction and mitigate any risk to the national security of the United States that arises as a result of the covered transaction and that this NSA constitutes an agreement pursuant to 50 U.S.C. 4565(l) to mitigate such national security risk; and

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

WHEREAS, each of the Transaction Parties has determined to enter into this NSA with the understanding that there is no presumption that a waiver or exception will be granted to any provision of this NSA, and with the understanding that failure to abide by this NSA is subject to all remedies available to the USG.

NOW, THEREFORE, by the authority vested in CFIUS by 50 U.S.C. 4565 and associated regulations, and Executive Order 11858 of May 7, 1975, as amended by Executive Order 13456, 73 Fed. Reg. 4677 (January 23, 2008), the CMAs, acting on behalf of CFIUS, hereby enter into this NSA with the Transaction Parties to address CFIUS’s national security concerns on the following terms:

ARTICLE I: DEFINITION OF TERMS

As used in this NSA, capitalized terms shall be defined as set forth below, provided that capitalized terms used in this NSA and not defined in this Article I shall have the meanings assigned to them elsewhere in the NSA:

A.	“Access” means to, or the right or ability to:

1.	enter a physical space (“Physical Access”); or

2.	hear, obtain, read, copy, edit, divert, release, affect, alter the state of, or otherwise view data or systems in any form, whether remotely or electronically, including through information technology (IT) systems, cloud computing platforms, networks, data, security systems, software, and hardware (“Logical Access”).

For the avoidance of doubt, Access shall be construed broadly to include rather than exclude conduct.

B.	“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person specified; provided that, for purposes of this NSA, HHE and each of its Subsidiaries shall be deemed not to be an Affiliate of any of Borqs or its Affiliates.

C.	“Communications” means direct or indirect contact or interaction, including in-person meetings; email, electronic, facsimile, written, or internet-based correspondence, including text messages and ephemeral messages; telephone calls; voice over internal protocol; video conferencing; and any other oral, written, or electronic message containing information, whether or not intended for the recipient.

D.	“Control” (including the terms “Controlled by” and “under common Control with”) means the power, direct or indirect, whether exercised or not exercised, to determine, direct, or decide important matters affecting an entity.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

E.	“Divestment” means the sale of all interests in HHE or its Affiliates held by Borqs or its Affiliates (the “HHE Interests”), whether directly or indirectly held, to one or more third parties who are not Affiliates of Borqs and the termination or irrevocable waiver of all rights in HHE or its Affiliates held by Borqs or its Affiliates, consistent with the terms of this NSA, resulting in none of Borqs or its Affiliates directly or indirectly holding any interests or rights in HHE or its Affiliates. Until the completion of the Divestment, Borqs or its Affiliates may retain any information, consent, board appointment, board observer, or other governance rights in HHE or its Affiliates, if those rights are determined by the CMAs, in their sole discretion, to be necessary to effect the provisions of this NSA and only to the extent necessary to effect those provisions.

F.	“Inert Solar Panel” means a solar panel that cannot independently communicate with or control transmission of electric power to or interconnection with the electric grid, and that does not have command, control or communication functions embedded in the module or sub-module level.

G.	“Protected Locations” means any commercial property owned, leased, occupied, or operated by or on behalf of HHE or its Affiliates, including, but not limited to, the locations listed at Annex A; and certain properties or facilities where HHE products or systems are installed for customers and where HHE has Access to such properties or facilities related to its provisioning of its products and services to customers.

H.	“Protected Information Systems” means the information technology capabilities, resources, and infrastructure (including hardware, software, platforms, information, data, applications, networks, source code, and protocols) of: (1) HHE and its Affiliates; or (2) customers of HHE and its Affiliates, where such information systems connect to or support HHE products or services installed for customers.

I.	“Participate” means to be present in person, by phone, or by video conference for oral or visual Communications, or to receive a copy of or be copied on any other Communications.

J.	“Person” means any individual or entity.

K.	“Personal Identifier Information” or “PII” means: information which can be used to distinguish or trace an individual’s identity, including: (1) full name (last, first, middle name); (2) all other names and aliases used; (3) business address; (4) country and city of residence; (5) date of birth, in the format MM/DD/YYYY; (6) place of birth; (7) U.S. Social Security number (where applicable); (8) National identity number, including nationality, date and place of issuance, and expiration date (where applicable); (9) U.S. or foreign passport number (if more than one, all must be fully disclosed), nationality, date and place of issuance, and expiration date and, if a U.S. visa holder, the visa type and number, date and place of issuance, and expiration date; and (10) dates and nature of foreign government and foreign military service (where applicable), other than military service at a rank below the top two non-commissioned ranks of the relevant foreign country.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

L.	“Personnel” means any employee, director, officer, manager, agent, contractor, or other representative, in each case whether temporary or permanent, and includes the respective successors or assigns of the foregoing.

M.	“Post-Transaction Equipment” means any equipment installed by the Transaction Parties or their respective Affiliates on or after October 21, 2021, including any energy generation, storage, or transmission equipment and related software, as well as supervisory control and data acquisition (SCADA) software, IT, operational technology, and related communications and networking equipment and software. Post-Transaction Equipment shall not include Inert Solar Panels.

N.	“Resident U.S. Citizen” means an individual who holds U.S. citizenship and who resides in the United States.

O.	“Subsidiary” means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls the Person.

P.	“United States” or “U.S.” means the United States of America, the States of the United States, the District of Columbia, and any commonwealth, territory, dependency, or possession of the United States, or any subdivision of the foregoing.

ARTICLE II: VOLUNTARY DIVESTMENT

A.	Standstill. Borqs shall not, and shall ensure that its Personnel, its Affiliates, and its Affiliates’ Personnel do not:

1.	acquire any additional direct or indirect ownership interest in HHE or any Affiliate thereof;

2.	merge with or into, including by way of a merger between Borqs or its Affiliates and HHE or its Affiliates;

3.	effect, approve, or accept any changes to the rights held by Borqs or any Affiliate thereof, except as necessary to effect their obligations under this NSA; or

4.	acquire or take possession of any assets of HHE or any Affiliate thereof.

B.	Terminating or Waiving Rights. Upon the completion of the Divestment, Borqs shall terminate or irrevocably waive any information, consent, board appointment, board observer, or other governance rights held by Borqs or its Affiliates in HHE or its Affiliates, except for any and all rights that are determined by the CMAs, in their sole discretion, to be necessary to effect the provisions of this NSA. HHE shall take all steps required and provide any assistance or cooperation necessary to effectuate such termination or waiver. Borqs shall not, and shall ensure that its Affiliates do not, obtain or accept any additional information, consent, board appointment, board observer, or other governance rights in HHE or any Affiliate thereof.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

C.	Divestment Deadline. The Transaction Parties shall complete the Divestment as soon as practicable, and in any event no later than six (6) months of the Effective Date (the “Divestment Deadline”). Each of the Transaction Parties shall take all steps required and provide any assistance or cooperation necessary to effectuate the Divestment by the Divestment Deadline. Notwithstanding any other provision of this NSA and for the avoidance of doubt, the failure to effectuate the Divestment by the Divestment Deadline shall constitute a violation of a material provision of this NSA; provided that the CMAs may, in their sole discretion, grant an extension of up to six (6) months of the Divestment Deadline if the Transaction Parties demonstrate good faith efforts to conduct the Divestment and the CMAs agree that circumstances warrant an extension. The Transaction Parties may submit requests for an extension of the deadline to the CMAs for approval. Following the Divestment, Borqs shall certify to the CMAs that none of it or its Affiliates hold any direct or indirect ownership interests, or any information, consent, board appointment, governance, or other rights, in HHE or its Affiliates.

D.	Divestment Plan. No later than thirty (30) days following the Effective Date, the Transaction Parties shall provide the CMAs with a plan for the Divestment that includes proposed methods to solicit, evaluate, and select a buyer, as well as criteria by which the Transaction Parties will determine whether to reject or accept a proposed buyer. The plan shall also set out milestones and completion of such milestones that will capture the Transaction Parties’ progress towards the Divestment with proposed timeframes for when the Transaction Parties expect to meet those milestones. The Divestment plan shall be subject to the prior non-objection of the CMAs. If the CMAs do not object in writing within fourteen (14) days following receipt of the Divestment plan, the lack of action shall constitute a non-objection. If the CMAs raise any objections, the Transaction Parties shall submit a new Divestment plan to resolve the concerns raised by the CMAs to the CMAs’ satisfaction within seven (7) days of receipt of the objection, with the new proposal subject to the same procedures as the initial proposal.

E.	Investment Bank. No later than thirty (30) days following the Effective Date, Borqs shall nominate a nationally recognized investment bank with experience in administering competitive sales and auction processes (the “Banker”) to assist with completing the Divestment by the Divestment Deadline. The engagement of the Banker and the terms of such engagement shall be subject to the prior non-objection of the CMAs. The Transaction Parties shall submit the identity of the Banker and the proposed terms of engagement to the CMAs no later than twenty (20) days following the Effective Date. If the CMAs do not object in writing within fourteen (14) days following receipt of the identity of the Banker and the proposed terms of engagement, the lack of action shall constitute a non-objection. If the CMAs raise any objections, the Transaction Parties shall submit a new proposal to resolve the concerns raised by the CMAs to the CMAs’ satisfaction, which may include nominating a different Banker or modifying the proposed terms of engagement, within seven (7) days of receipt of the objection, in each case subject to the same procedures as the initial proposed terms of engagement.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

F.	The Transaction Parties, as applicable, shall provide the Banker with all information requested in connection with the Divestment and shall cooperate with the Banker to consummate the Divestment as promptly as practicable, including accommodating management meetings, establishing a data room, providing marketing materials, and accommodating onsite due diligence.

1.	Borqs shall be responsible for all fees and expenses of the Banker in connection with the Divestment.

2.	Borqs shall require under the terms of engagement of the Banker that: (a) the Banker shall be bound by a customary nondisclosure agreement covering any confidential information provided by HHE or its Affiliates in connection with the Divestment; (b) the Banker shall not share any information provided by HHE or its Affiliates with any of Borqs, except with the prior written approval of the CMAs; (c) the Banker shall not have the authority to make representations regarding HHE or its Affiliates or to bind HHE or its Affiliates without its written consent, such consent not to be unreasonably withheld and (d) the Banker shall cooperate with the CMAs and promptly provide the CMAs with any information requested by the CMAs in their sole discretion to enforce and monitor compliance with this NSA, including the status reports required under Article II.E.

3.	Borqs shall require that the terms of the engagement of the Banker also provide that the Banker shall owe professional duties to the USG (as represented by the CMAs) and may require that the Banker shall act in good faith to protect the economic interests of Borqs; provided that in performing any duties that the Banker owes to any Person (other than the USG) the Banker shall: (i) perform its duties in a manner that it reasonably believes to be in the national security interest of the United States; (ii) prioritize the national security of the United States and its professional duties to the USG in the event of any real or perceived conflict or inconsistency with any other interests; and (iii) use such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, in assessing the national security interest of the United States, including consulting with the CMAs.

G.	Non-Objection by CMAs: The proposed Divestment shall be subject to the prior non-objection of the CMAs.

1.	The Transaction Parties shall submit written notice (“Buyer Notice”) of any proposed Divestment to the CMAs no later than forty-five (45) days prior to the proposed closing date, including: the identity of the proposed buyer(s);jurisdiction of incorporation of the proposed buyer(s); principal place of business of the proposed buyer(s); the intermediate and ultimate owner(s) of the proposed buyer(s); any beneficial owner of five (5) percent or more of the voting or equity interests of the proposed buyer(s); the terms of the Divestment; a copy of the transaction documents, including any side agreements; and the proposed closing date for the Divestment.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

2.	If the CMAs do not object in writing within forty (40) days following receipt of the Buyer Notice, the lack of action shall constitute a non-objection.

3.	If the CMAs object in writing within forty (40) days following receipt of the Buyer Notice, the Transaction Parties shall not complete any part of the proposed Divestment until all objections raised by the CMAs are resolved to the satisfaction of the CMAs in their sole discretion. Such resolution may include the provision by the Transaction Parties of additional information regarding the ownership, control, or identity of officers, directors, and shareholders of the proposed buyer(s), the operations of the proposed buyer(s), and any other information requested by the CMAs, in their sole discretion, amendments to the transaction documents, and the filing of a written notice with CFIUS pursuant to Section 721. The Transaction Parties shall provide additional information requested by the CMAs or resolve any concerns raised by the CMAs to the CMAs’ satisfaction within five (5) days of receipt of any such request, unless a longer period of time to provide additional information or resolve such concerns is agreed to by the CMAs. If it is not possible for the Transaction Parties to resolve the CMAs’ objections to the CMAs’ satisfaction, the Transaction Parties shall immediately begin pursuing an alternative Divestment, subject to the same procedures as the initial proposed Divestment.

H.	Status Reports. Until the Divestment is completed, Borqs shall submit, and shall ensure that the Banker, if applicable, submits reports to the CMAs detailing their progress toward, and the status of, completing the Divestment and including copies of relevant supporting documentation:

1.	within thirty (30) days following the Effective Date, and not less than every thirty (30) days thereafter;

2.	within three (3) days following any material development, including filings made with the Securities and Exchange Commission (“SEC”); correspondence to or from the SEC; buyer(s) conducting due diligence, buyer(s) submitting a bid, entry into a term sheet, execution of definitive transaction documents, or closing of a transaction; and

3.	within three (3) days following a request from the CMAs.

I.	Trust. Within thirty (30) days of the Effective Date, with the written approval of the CMAs, Borqs shall, and shall ensure that their Affiliates will, irrevocably transfer the HHE Interests to a trust (“Divestment Trust”) pursuant to a trust agreement between Borqs and a trustee (the “Trustee”), to be entered in accordance with the terms of this Article II (the “Trust Agreement”).

1.	Within thirty (30) days of the Effective Date, Borqs will irrevocably transfer the HHE Interests to a Divestment Trust under this Article II. Ten (10) days prior to the signing of the NSA, the Transaction Parties shall nominate to the CMAs in writing no fewer than three (3) candidates to serve as the Trustee, each of whom is a Resident U.S. Citizen with institutional investor experience, is eligible to hold a security clearance, and has no prior affiliation with the Transaction Parties. The selection of a Trustee shall be subject to the review and prior non-objection of the CMAs.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

2.	If the CMAs request further information regarding a nominee, the Transaction Parties shall provide to the CMAs all such information requested within five (5) days, unless otherwise extended by the CMAs. If the CMAs do not object to a nomination or request further information within ten (10) days of the later of receipt of the nomination or any response to information requests by the CMAs, the lack of action shall constitute a non-objection. Within ten (10) days of any objection by the CMAs to all Trustee candidates nominated pursuant to this Article II, the Transaction Parties shall nominate to the CMAs in writing no fewer than three (3) new candidates to serve as Trustee, subject to the process described in this Article II.

3.	As soon as possible, but in any case by the Effective Date, the Transaction Parties shall provide to the CMAs a draft of the Trust Agreement to be entered into with the Trustee. The execution of the Trust Agreement shall be subject to the CMAs’ review and prior non-objection. The Transaction Parties shall resolve any concerns raised by the CMAs in their review of the Trust Agreement and amend the Trust Agreement to the CMAs’ satisfaction within five (5) days of receipt of any such concerns, unless a longer period of time to resolve such concerns is agreed to by the CMAs. If the CMAs do not object within ten (10) days of receipt of the Trust Agreement or of any subsequent revision thereof, the lack of action shall constitute a non-objection. Within five (5) days following the non-objection of the CMAs to the Trust Agreement, the Transaction Parties shall enter into the Trust Agreement with the Trustee. Borqs shall irrevocably transfer all of the HHE Interests to the Divestiture Trust simultaneously with, or immediately following, entry into the Trust Agreement.

4.	Any future amendments to the Trust Agreement shall be subject to the review and prior non-objection of the CMAs, and the Transaction Parties shall submit in writing any proposed amendments to the Trust Agreement for the CMAs’ review and non-objection, in accordance with the same procedures as for the initial Trust Agreement.

5.	The Transaction Parties shall ensure that the Trust Agreement’s terms include, at a minimum, the following terms:

a.	protection for the confidentiality of the sale and all information regarding HHE and its Affiliates made available to the Trustee in connection with the sale process while appropriately allowing disclosure of such information as is reasonably necessary to effectively undertake the sale process, and in any case in accordance with the terms of this NSA;

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

b.	that the Trustee shall act in the financial interests of the Transaction Parties, and shall also owe fiduciary duties to the USG (as represented by the CMAs) and that, in performing any duties owed to any Person (other than the USG) under the Trust Agreement or otherwise, he or she: (1) performs such duties in good faith and in a manner that the Trustee reasonably believes to be in the national security interest of the United States; (2) prioritizes the national security of the United States and his or her fiduciary duties to the USG in the event of any real or perceived conflict or inconsistency with any other interests; and (3) uses such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, in assessing the national security interest of the United States, including consulting with the CMAs;

c.	that the Trustee shall not be authorized to share any information with Borqs or their Affiliates except as explicitly set forth in the Trust Agreement;

d.	that the Trustee shall cooperate with the Banker to consummate the Divestment as promptly as practicable;

e.	that the fees and expenses of the Trustee in connection with the Trust Agreement shall be paid by the Transaction Parties;

f.	that the USG, acting through the CMAs, shall be a third-party beneficiary under the Trust Agreement;

g.	that the consummation of the sale of the HHE Interests to a third-party buyer acceptable to the CMAs, following Borqs irrevocable transfer of such interests to the Divestiture Trust, shall be the Trustee’s primary objective without reference to return on investment; and

h.	that the Trustee shall consummate the sale of the HHE Interests to a third-party buyer acceptable to the CMAs, following Borqs or their Affiliates, as applicable, irrevocable transfer of the HHE Interests to the Divestment Trust, as expeditiously as possible, in coordination with the Banker.

J.	Trustee Removal. The CMAs may, in their sole discretion, remove any Trustee should the CMAs lose confidence in the abilities of any Trustee to perform his or her obligations under this NSA or the Trust Agreement, or determine that any Trustee has, intentionally or through negligence, failed to meet his or her obligations or undermined the effectiveness of this NSA or the Trust Agreement. The Transaction Parties shall promptly, and in any event within forty-eight (48) hours of removal or CMAs’ written notice to the Transaction Parties or Security Officer of an intention to remove, nominate a replacement Trustee, subject to the same procedures described in Section II.I.1.

K.	The Transaction Parties shall, if necessary, execute any fiduciary duty or liability waiver necessary to ensure effective implementation of Section II.F.4.b.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

L.	The Transaction Parties shall be entitled to request that the CMAs provide written notice of the termination of this NSA promptly following the completion of the Divestment.

M.	Traditional CFIUS Process. Nothing in this NSA limits or otherwise waives any authority under Section 721.

ARTICLE III: PROHIBITION ON ACCESS AND INFLUENCE

A.	No Access to Protected Locations. Borqs shall not, and shall ensure that its Personnel, its Affiliates, and its Affiliates’ Personnel do not, directly or indirectly Access, or make any attempt, whether or not successful, to Access Protected Locations. HHE shall ensure that none of Borqs, its Personnel, its Affiliates, or its Affiliates’ Personnel has Access to any Protected Locations.

B.	No Access to Protected Information Systems. Borqs shall not, and shall ensure that its Personnel, its Affiliates, and its Affiliates’ Personnel do not, directly or indirectly Access, or make any attempt, whether or not successful, to Access Protected Information Systems. HHE shall ensure that none of Borqs, its Personnel, its Affiliates, or its Affiliates’ Personnel has Access to any Protected Information System or any portion thereof.

C.	Prohibition on Influence. Borqs shall not, and shall ensure that its Personnel, its Affiliates, and its Affiliates’ Personnel do not, make any attempt, directly or indirectly, whether or not successful, to influence, or determine, direct, or decide any matters of HHE related to HHE’s management, operations, commercial relationships, research and development, products and services, technology, equipment, Protected Information Systems, cybersecurity, employees, contractors, customers, or vendors.

D.	Prohibition on Hiring Borqs Personnel. HHE shall not, and shall ensure that its Affiliates do not, hire or second any employee, director, officer, manager, agent, contractor, intern, or other representative or Personnel of Borqs, or any individual introduced by Borqs, for any reason and on any basis without prior CMA approval.

E.	Prohibition on Borqs Technology or Equipment. HHE shall not, and shall ensure that its Affiliates do not, incorporate any technology or equipment sourced from or through Borqs or its Affiliates, or selected at the discretion or suggestion of any of Borqs or its Affiliates, including source code, software, hardware, and platforms, into any HHE product or service. As of the Effective Date, the Transaction Parties represent that there has been no technology or equipment sourced from or through, or selected at the discretion or suggestion of, Borqs or its Affiliates incorporated or implanted into any products and/or services provided by HHE or its Affiliates to customers in Hawaii.

F.	Removal of Post-Transaction Equipment. If the CMAs, in their sole discretion, determine that national security concerns related to any Post-Transaction Equipment cannot be mitigated through good-faith consultation and remediation measures by HHE, then HHE shall remove, at the request of the CMAs, such Post-Transaction Equipment of which HHE still retains ownership. If HHE does not retain ownership of such Post-Transaction Equipment, HHE shall take reasonable steps to obtain permissions and access required for such removal. The Transaction Parties shall be responsible for all costs, fees, and expenses in connection with such removal of Post-Transaction Equipment.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

G.	HHE Products or Services. Upon the establishment of the Divestment Trust, to the satisfaction of the CMAs, this NSA shall not restrict HHE from seeking to provide products and services to the Aliamanu Military Reservation, Hawaii, so long as the Transaction Parties are not in default or in breach of any terms of this NSA. For the avoidance of doubt, nothing in this NSA is intended to limit, alter, or constitute a waiver of any rights, obligations, or requirements under any contract, direct or indirect, between any of the Transaction Parties, or any Affiliate thereof, and the USG, and nothing in this NSA is intended to establish or guarantee any contract rights, direct or indirect, to provide products or services to the USG.

ARTICLE IV: HHE BOARD OF DIRECTORS

Non-Participation on HHE’s Board. Borqs shall not, and shall ensure that its Personnel, its Affiliates, and its Affiliates’ Personnel do not, Participate in any meetings, engagement, or Communication with any of HHE’s Board of Directors. HHE shall not, and shall ensure that none of its Personnel, its Affiliates, or its Affiliates’ Personnel, permit any of Borqs, its Affiliates, or their respective Personnel to Participate in meetings, engagements, or Communications with HHE’s Board of Directors.

ARTICLE V: COMMUNICATIONS RESTRICTIONS

A.	Restricted Communications. Borqs shall not, and shall ensure that its Personnel, its Affiliates, and its Affiliates’ Personnel do not, engage in any Communications with HHE, its Personnel, its Affiliates, or its Affiliates’ Personnel except to the extent necessary for the following limited purposes or as otherwise permitted in writing by the CMAs, with any conditions that the CMAs may require in their sole discretion (collectively, the “Permitted Communications”):

1.	Communications directly related to the Divestment, including but not limited to discussions about general qualities of potential bids and HHE’s (and its members’) rights and obligations with respect to any transaction with such potential buyer(s);

2.	Communications directly related to CFIUS matters, including compliance with this NSA and the Security Policies and responding to requests from the CMAs, except to the extent that the CMAs request that any such responses not be shared; and

3.	Communications among legal counsel to the Transaction Parties exclusively regarding legal guidance and advice relating to compliance with commitments to CFIUS, and compliance with applicable securities laws and regulations and other regulatory filings.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

B.	Communications Log. HHE shall maintain a log of all Communications between Borqs, its Personnel, its Affiliates, or its Affiliates’ Personnel, on the one hand, and any of HHE, its Personnel, its Affiliates, or its Affiliates’ Personnel, on the other hand (the “Communications Log”), which shall include: (i) the date of the Communication; (ii) the mode of the Communication; (iii) the names and positions of individuals involved in the Communication; and (iv) the nature and contents of the Communication, including, in case if applicable, a written copy, audio recording, video recording, or other reproduction of each such Communication. Within two (2) days following a request by the CMAs, HHE shall submit a copy of the Communications Log (and copies of each Communication) to the CMAs, as well as any additional information requested by the CMAs in their sole discretion. For the avoidance of doubt, HHE shall track, log, and monitor all phone calls, emails, instant messages, and other forms of Communications between HHE, its Personnel, its Affiliates, or its Affiliates’ Personnel and any of the Borqs, its Personnel, its Affiliates, or its Affiliates’ Personnel and shall ensure that all logged records and data are retained and archived and are available for audit by the CMAs at any time.

C.	Monitoring of Communications. HHE shall ensure that the Security Officer and Third-Party Monitor, if applicable, participate in all Communications, including Permitted Communications, between any of HHE, its Personnel, its Affiliates, or its Affiliates’ Personnel, on the one hand, and any of Borqs, their Personnel, their Affiliates, or their Affiliates’ Personnel, on the other hand. HHE shall submit a copy of the Communications Log to the Security Officer and Third-Party Monitor, if applicable, on a weekly basis and as otherwise requested by the CMAs or Third-Party Monitor.

D.	Record Retention. As of the Effective Date, the Transaction Parties shall not, and shall ensure that their Personnel do not, delete or alter (or attempt to delete or alter):

1.	any records, documents, or written or otherwise recorded Communications in the possession, custody, or control of the Transaction Parties, regardless of the date of creation, that relate to the Transaction or compliance with this NSA and were created, sent, or received by the Transaction Parties or their respective Affiliates; or

2.	any written or otherwise recorded Communication between HHE, its Personnel, its Affiliates, or its Affiliates’ Personnel on the one hand, and Borqs, its Personnel, its Affiliates, or its Affiliates’ Personnel on the other hand.

E.	Costs. The Transaction Parties shall be responsible for all costs associated with the communication requirements under this Article V.

ARTICLE VI: SECURITY OFFICER

A.	Nomination Procedures. Within seven (7) days following the Effective Date, HHE shall nominate, in writing to the CMAs, an employee of HHE as the Security Officer (the “Security Officer”) who will be responsible for ensuring HHE’s and its Affiliates’ compliance with the NSA and the Security Policies (as defined herein) and serve as the primary point of contact for the CMAs regarding such compliance. The appointment of the Security Officer shall be subject to the prior non-objection of the CMAs. If the CMAs do not object within thirty (30) days following receipt of all necessary information about the nominee, as determined by the CMAs in their sole discretion, the lack of action shall constitute a non-objection. If the CMAs object to the nominated Security Officer, HHE shall nominate a different candidate within ten (10) days following receipt of any such objection, subject to the same procedures as the initial nomination. HHE shall appoint the Security Officer within three (3) days following the non-objection of the CMAs.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

B.	Nomination Submission. Contemporaneously with each nomination of a Security Officer, HHE shall provide to the CMAs all of the following information for such nominee:

1.	a curriculum vitae or similar professional synopsis of the nominee;

2.	full name (first, middle, last name);

3.	all other names or aliases used;

4.	business address;

5.	country and city of residence;

6.	date of birth;

7.	place of birth;

8.	all citizenships and nationalities, including any that have previously been renounced;

9.	U.S. Social Security number;

10.	U.S. passport number;

11.	relevant contact information, including office and cell phone numbers, email, and emergency contact information; and

12.	any other information requested by the CMAs to ensure that the nominee can effectively perform the functions of the position.

C.	Eligibility Requirements and Responsibilities. HHE shall ensure that the Security Officer:

1.	is a Resident U.S. citizen, unless otherwise authorized in writing by the CMAs;

2.	has been subject to appropriate background checks;

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

3.	has the appropriate senior-level authority and necessary skills and resources to fulfill the responsibilities of his or her position and to ensure implementation of and compliance with the NSA and the Security Policies (as defined below) on a daily operational basis;

4.	has Access to all Personnel of HHE and its Affiliates, records, information, networks, and resources necessary to ensure, monitor, document, and report on compliance with the NSA and the Security Policies;

5.	instructs all Personnel of HHE and its Affiliates as to the requirements of the NSA and the Security Policies, and provides training to ensure compliance with the NSA and the Security Policies;

6.	continuously monitors compliance with the NSA and the Security Policies;

7.	ensures day-to-day compliance with the NSA and the Security Policies and serves as the primary point of contact for the CMAs regarding HHE’s and its Affiliates’ compliance with the NSA;

8.	creates and maintains records adequate to permit confirmation and audit of HHE’s compliance with the NSA as well as the Security Policies;

9.	provides written responses to the CMAs within five (5) days after receiving any inquiries from the CMAs and is available upon reasonable notice for discussions with the CMAs on matters relating to the enforcement of and compliance with the NSA and the Security Policies or any other matter with respect to the NSA or the Security Policies;

10.	reports any actual or suspected violations of the NSA or the Security Policies to the CMAs as soon as practicable, but in any event within forty-eight (48) hours of learning of the actual or suspected violation, including submitting all reports made by any Personnel to the Security Officer regarding an actual or suspected violation of the NSA or the Security Policies to the CMAs;

11.	takes all reasonable steps to rectify any actual or suspected violation of the NSA or the Security Policies immediately upon learning of such actual or suspected violation; and

12.	maintains control over information concerning matters relating to the enforcement of and compliance with the NSA and the Security Policies.

D.	Additional Responsibilities. HHE shall ensure that if the Security Officer holds other titles and responsibilities within HHE beyond serving as the Security Officer for the purposes of this NSA, such other responsibilities do not prevent the Security Officer from fully performing his or her duties as the Security Officer.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

E.	Replacement, Removal, Vacancy. HHE shall not remove or replace the Security Officer, except for cause, without the prior non-objection of the CMAs. HHE shall notify the CMAs at least fifteen (15) days before the removal of the Security Officer, unless removed for cause. If the CMAs do not object within fifteen (15) days following receipt of the notice of proposed removal, the lack of action shall constitute a non-objection. Any removal of the Security Officer shall be proposed only in conjunction with the nomination of a replacement Security Officer to prevent a vacancy from taking place, subject to the same procedures as the initial nomination. HHE shall notify the CMAs within forty-eight (48) hours of learning of: (i) an actual or planned resignation of the Security Officer; (ii) the incapacitation of the Security Officer; (iii) the death of the Security Officer; or (iv) the termination of the Security Officer for cause, and shall in any case nominate a new candidate within seven (7) days of any vacancy in the Security Officer position, subject to the same procedures as the initial nomination. Removal for cause must be based on gross negligence, intentional misconduct, violation of applicable law, violation of company policy, or failure of the individual to perform his or her job duties. For the avoidance of doubt, HHE shall not remove the Security Officer for any reason related to the Security Officer’s attempts to comply with, or ensure HHE’s and its Affiliates’ compliance with, the NSA.

F.	CMA Discretion to Remove. Should the CMAs, in their sole discretion, lose confidence in the ability of the Security Officer to perform his or her duties in connection with the NSA or determine that he or she has intentionally or through gross negligence failed to meet his or her obligations or has otherwise undermined the effectiveness of the NSA, the CMAs may direct HHE to remove the Security Officer and HHE shall: (i) immediately remove the Security Officer; and (ii) nominate a replacement Security Officer within seven (7) days of such notice, subject to the same procedures as the initial nomination.

G.	Costs. HHE shall be responsible for all costs associated with the Security Officer.

H.	Non-Interference. No Transaction Party shall interfere with, prevent, or otherwise impair, and shall ensure that its respective Affiliates and Personnel do not interfere with, prevent, or otherwise impair, the Security Officer or any other position required under this NSA in the performance of his or her duties and responsibilities under this NSA.

ARTICLE VII: SECURITY POLICIES

A.	Compliance Policy. No later than ten (10) days following the Effective Date, HHE shall submit to the CMAs a draft of a Compliance Policy (the “Compliance Policy” and together with the Cybersecurity Policy (defined below), the “Security Policies”) to govern the implementation of and compliance with the NSA. HHE shall adopt the Compliance Policy in accordance with Article VII.D. HHE shall ensure that the Compliance Policy provides an overview of the requirements, describes the controls in place or planned for meeting those requirements, and names the Personnel responsible for ensuring that such requirements are met. HHE shall ensure that the Compliance Policy includes at a minimum:

1.	appropriate mechanisms for informing and routinely training Personnel of HHE and its Affiliates with respect to the terms of the NSA and the Security Policies;

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

2.	policies and procedures to ensure compliance of HHE, its Personnel, its Affiliates, and its Affiliates’ Personnel with the obligations in the NSA;

3.	a notification and reporting policy to govern the reporting of any violation of the NSA or the Security Policies to the CMAs, including a requirement for Personnel of HHE and its Affiliates to report any violation or suspected violation of the NSA or the Security Policies to the Security Officer;

4.	guidance on the duties and roles of relevant Personnel to ensure HHE’s and its Affiliates’ compliance with the NSA and the Security Policies;

5.	procedures for the Security Officer to delegate duties assigned under the NSA or the Security Policies in circumstances where the Security Officer is unavailable;

6.	an express prohibition of any form of non-retaliation or discrimination against any Personnel of HHE and its Affiliates who report any known or suspected violation of the NSA or the Security Policies;

7.	contact information of the Security Officer; and

8.	adequate record-keeping policies to permit independent confirmation and audit of HHE’s compliance with the NSA and Security Policies.

B.	Cybersecurity Policy. No later than ten (10) days following the Effective Date, HHE shall submit to the CMAs a draft of a Cybersecurity Policy (the “Cybersecurity Policy”) that is consistent with well-known frameworks such as the National Institute of Standards and Technology (NIST), the International Organization for Standardization (ISO), the Center for Internet Security (CIS), or, with the CMAs’ prior consent, another standards organization. HHE shall adopt the Cybersecurity Policy in accordance with Article VII.B. HHE shall ensure that the Cybersecurity Policy provides an overview of the requirements, describes the controls in place or planned for meeting those requirements, and names the Personnel responsible for ensuring that such requirements are met. HHE shall ensure that the Cybersecurity Policy includes at a minimum:

1.	includes provisions for the inventory of authorized devices and applications, secure configurations of systems and devices, data recovery, security training, access controls, log controls, incident handling and response, and penetration testing;

2.	specifically describes the components and security measures implemented in the networks, servers, and all other devices comprising HHE information systems;

3.	includes, consistent with the framework upon which it is based, provisions for the procurement and inventory of authorized devices, equipment and applications, secure configurations of systems and devices, data recovery, security training, Access controls, log controls, incident handling and response, and penetration testing;

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

4.	provides security procedures as it relates to Access to Protected Information Systems;

5.	includes a list of all Protected Locations and the identities of any third-party companies that contribute the maintenance or installation of HHE products or services;

6.	provides CMAs the right to perform, at any time, “on network” assessments and spot checks upon prior notice and during normal business hours to ensure there is no Access as prohibited by the NSA; and

7.	is implemented under direction from the Security Officer.

C.	CMAs’ Review. The adoption of the Security Policies shall be subject to the prior non-objection of the CMAs. Upon the CMAs’ review of a draft Security Policy, HHE shall address all of the CMAs’ comments, if any, and re-submit the revised Security Policy within five (5) days following receipt of comments from the CMAs, unless otherwise extended by the CMAs.

1.	If the CMAs do not object within thirty (30) days following receipt of the initial or any amended draft Security Policy, the lack of action shall constitute a non-objection.

2.	HHE shall adopt a Security Policy within three (3) days of non-objection by the CMAs. HHE shall fully implement and maintain each Security Policy, as non-objected to by the CMAs.

3.	Any amendment to, or waiver of, a Security Policy shall be subject to the same procedures as the initial review by the CMAs.

D.	Compliance. At all times, HHE shall comply with, and ensure its Affiliates’, its Personnel’s, and its Affiliates’ Personnel’s compliance with, the Security Policies. HHE shall ensure that its and its Affiliates’ Personnel receive a copy of and training on the Security Policies within thirty (30) days of hire and annually thereafter. HHE agrees and acknowledges that a failure to ensure compliance by its Affiliates, its Personnel, or its Affiliates’ Personnel with the material provisions of the Security Policies may be deemed to constitute a violation of a material provision of the NSA.

E.	Costs. The Transaction Parties shall be responsible for all costs associated with developing, implementing, and providing training for the Security Policies.

F.	Certification. No later than ten (10) days after the Security Policies are adopted and every thirty (30) days thereafter, HHE shall ensure that a senior-level executive or manager submits to the CMAs a substantive written submission detailing how HHE and its Affiliates are meeting the compliance commitments detailed in each Security Policy. For the avoidance of doubt, the CMAs’ receipt and review of such submissions does not constitute or reflect any representation or conclusion of the CMAs or the USG regarding any such submissions or HHE’s and its Affiliates’ compliance with the Security Policies.

ARTICLE VIII: THIRD PARTY MONITOR

A.	Engagement. If the CMAs, in their sole discretion determine that a third-party monitor (“Third-Party Monitor”) is necessary for the effective monitoring of this NSA with respect to the Transaction Parties, the CMAs may by written notice require the Transaction Parties to engage a Third-Party Monitor solely for the purpose of monitoring the Transaction Parties’ compliance with their respective obligations under the terms of this NSA and to serve as a point of contact for the CMAs. The engagement of the Third-Party Monitor and the scope and terms of the monitoring agreement (the “Monitoring Agreement”) shall be subject to the prior non-objection of the CMAs.

1.	If the CMAs notify the Transaction Parties that a Third-Party Monitor is required, the Transaction Parties, within thirty (30) days, shall propose to the CMAs for their non-objection at least two Third-Party Monitor nominees and provide information sufficient, as determined by the CMAs in their sole discretion, for the CMAs to assess the nominee.

2.	If the CMAs do not object to the nominated Third-Party Monitors within thirty (30) days of receipt of all necessary information about a nominee, as determined by the CMAs in their sole discretion, the lack of action shall constitute a nonobjection. Following CMA non-objection, the Transaction Parties shall then notify the CMAs of the Third-Party Monitor nominee the Transaction Parties plan to engage.

3.	If the CMAs object to a nominated Third-Party Monitor, the Transaction Parties, within seven (7) days, shall nominate an alternative candidate, subject to the same procedures as the initial nomination.

B.	Monitoring Agreement. The Transaction Parties shall negotiate the monitoring agreement (the “Monitoring Agreement”) with the Third-Party Monitor. The execution of the Monitoring Agreement shall be subject to the prior non-objection of the CMAs. The Transaction Parties shall submit a draft of the Monitoring Agreement to the CMAs within fifteen (15) days following the non-objection of the CMAs to the Third-Party Monitor nominee. The Transaction Parties shall address any concerns raised by the CMAs in their review and shall, as necessary after consultation with the CMAs, revise the draft Monitoring Agreement to the CMAs’ satisfaction within ten (10) days of receipt of comments. If the CMAs do not object within thirty (30) days of receipt of the draft Monitoring Agreement or any subsequent revision thereof, the lack of action shall constitute a non-objection. Within three (3) days following the non-objection of the CMAs to the draft Monitoring Agreement, the Transaction Parties shall enter into the Monitoring Agreement with the Third-Party Monitor. The Transaction Parties shall not terminate or amend the Monitoring Agreement without the prior non-objection of the CMAs.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

C.	Monitoring Agreement Terms. The Transaction Parties shall ensure that the Monitoring Agreement’s terms include the following substantive requirements:

1.	the Third-Party Monitor will report directly to the CMAs;

2.	the CMAs may confer with the Third-Party Monitor in their sole discretion;

3.	in performing functions related to the NSA, the Third-Party Monitor must incorporate and abide by the CMAs’ guidance and protocols as and when communicated by the CMAs;

4.	the Monitoring Agreement is for the benefit of USG as a third-party beneficiary;

5.	information provided by the Transaction Parties to the Third-Party Monitor may be used solely to assess and manage the national security concerns of the USG, and the Third-Party Monitor may not disclose any information it obtains in conjunction with the Monitoring Agreement or its services thereunder to any third party without the prior written consent of the CMAs;

6.	the Third-Party Monitor owes no obligation to the Transaction Parties or any Affiliate thereof that would limit the independence of the Third-Party Monitor, or inhibit the Third-Party Monitor from sharing any information with the USG that the Third-Party Monitor or the CMAs deem to be relevant to the Transaction Parties’ compliance with this NSA;

7.	the Third-Party Monitor must maintain records regarding its work under the Monitoring Agreement and such records will be available for inspection by the CMAs;

8.	the Third-Party Monitor must inform the CMAs of any violation or suspected violation of the NSA within forty-eight (48) hours of becoming aware of the violation or suspected violation and provide in writing, upon request, any information to the CMAs pertaining to the Transaction Parties’ compliance with the NSA; and

9.	in coordination with the Security Officer, the Third-Party Monitor must provide the CMAs with monthly written compliance reports with all information required to be provided, as determined by the CMAs in their sole discretion.

D.	Qualifications. The Transaction Parties shall ensure that the Third-Party Monitor:

1.	has its principal place of business in the United States and uses only U.S. citizens to monitor compliance with the NSA;

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

2.	has qualifications appropriate for monitoring compliance with the NSA, with the ability to access and deploy resources as necessary to discharge the duties described herein;

3.	discloses any current or prior contractual, financial, or fiduciary relationship with any Transaction Party, any Affiliate thereof, or any of their respective Personnel; and

4.	has Access to all information in the possession of the Transaction Parties or their Affiliates that the Third-Party Monitor reasonably deems necessary to monitor and verify compliance with the NSA, including non-public information and all records of Communications or other documents.

E.	Removal. The Transaction Parties shall not remove the Third-Party Monitor without the prior written consent of the CMAs. Should the CMAs, in their sole discretion, lose confidence in the ability of the Third-Party Monitor to implement the obligations in this section or determine that he or she has intentionally or negligently failed to meet his or her obligations or has otherwise undermined the effectiveness of the NSA, the CMAs may direct the Transaction Parties to remove the Third-Party Monitor. Within five (5) days following receipt of such direction, the Transaction Parties shall remove the Third-Party Monitor and nominate a replacement Third-Party Monitor, subject to the same procedures as the initial nomination.

F.	Costs. The Transaction Parties shall be responsible for all costs, expenses, and fees in connection with the Third-Party Monitor and the Monitoring Agreement. If directed by the CMAs, the Transaction Parties shall maintain funds (cash or a letter of credit) in escrow in an amount equal to the estimated costs of the Third-Party Monitor over a two (2) year period. Any interest earned on such funds shall be allocated to the Transaction Parties.

G.	Cooperation with Third-Party Monitor. The Transaction Parties shall fully cooperate, and shall ensure that their Affiliates fully cooperate, with the Third-Party Monitor and provide all information requested by the Third-Party Monitor to monitor and verify compliance with the NSA, including any records of communications or other documents and access to relevant Personnel. Any retaliatory action, including withholding payment due to the Third-Party Monitor, for actions taken by the Third-Party Monitor in connection with the NSA, may be deemed to be a material breach of the NSA.

H.	Obligation for Transaction Parties to Provide Additional Nominees: With respect to any obligation on the Transaction Parties to provide nominees to the CMAs regarding positions required under this NSA, including the Banker, Trustee, Security Officer, and Third Party Monitor, notwithstanding the respective procedures specified in this NSA for the nomination and selection of each position, upon the written request of the CMAs, the Transaction Parties shall provide the CMAs with any number of additional nominees as the CMAs may require in their sole discretion for consideration as nominees for the applicable position.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

ARTICLE IX: ACCESS AND INSPECTION

Upon twenty-four (24) hours’ notice, each of the Transaction Parties shall allow and afford the CMAs access to meet with Personnel of the respective Transaction Party or Affiliate thereof and to inspect the books and records, equipment, servers, and facilities and premises owned, leased, managed, or operated by the respective Transaction Party or Affiliate thereof for the purposes of monitoring compliance with or enforcing this NSA; provided that, in exigent circumstances, no advance notice shall be required. This right to access and inspect extends to the Personnel, books and records, equipment, servers, facilities, and premises of any third-party contractor or agent working on behalf of any of the Transaction Parties or Affiliate thereof. If any of the Transaction Parties does not possess the authority or capability to afford such access, such Transaction Party shall use best efforts to obtain whatever is required from the third-party contractor or agent for such access to be afforded. Each of the Transaction Parties shall cooperate with the CMAs and promptly provide the CMAs with information as may be requested by the CMAs in their sole discretion to enforce and monitor compliance with this NSA.

ARTICLE X: INFORMATION MEETINGS

A.	Upon request by the CMAs, the Transaction Parties shall meet with the CMAs at a mutually agreed-upon time and location (or by telephone) to discuss compliance with the NSA, ongoing operations affecting the Transaction Parties, and any planned future actions by the Transaction Parties (each such meeting, an “Information Meeting”). The CMAs may, in their sole discretion, exclude one or more of the Transaction Parties from all or part of an information meeting. If the CMAs pose written questions to any Transaction Party following an Information Meeting, such Transaction Party shall submit written responses to the CMAs within five (5) days following receipt of the questions, unless otherwise extended by the CMAs.

B.	At each Information Meeting, the Transaction Parties shall provide all information requested by the CMAs. Within ten (10) days after each Information Meeting, the Transaction Parties shall provide to the CMAs a written summary of the information discussed and any other information requested by the CMAs.

C.	HHE shall ensure that the Security Officer attends each Information Meeting. The Transaction Parties shall ensure the Third-Party Monitor, if applicable, and, upon the request of the CMAs, the Banker attend each Information Meeting.

D.	It is understood that the primary purpose of information communicated to the CMAs in Information Meetings is to evaluate national security concerns and, without limiting the foregoing, that any information supplied to the CMAs by the Transaction Parties is intended to be accorded confidential treatment consistent with Section 721(c). Within ten (10) days after each Information Meeting, the Transaction Parties shall provide the CMAs with a written summary of the information discussed and any other information requested by the CMAs.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

ARTICLE XI: REPORTING VIOLATIONS

The Transaction Parties shall report any actual or suspected violations of this NSA or the Security Policies to the CMAs as soon as practicable, but in any event within forty-eight (48) hours of learning of the actual or suspected violation.

ARTICLE XII: GENERAL PROVISIONS

A.	Effectiveness. Except as otherwise specifically provided in this NSA, the obligations imposed by this NSA shall take effect immediately upon the Effective Date and shall remain in effect until this NSA is terminated in accordance with the terms hereof.

B.	Choice of Law. This NSA shall be governed by and interpreted according to the federal laws of the United States.

C.	Forum Selection. A civil action brought by any Party for judicial relief with respect to any dispute or matter whatsoever arising under, in connection with, or incident to, this NSA shall be brought, if at all, in accordance with 50 U.S.C. 4565(e)(2) to the extent applicable. If 50 U.S.C. 4565(e)(2) is not applicable, such civil action shall be brought in the U.S. District Court for the District of Columbia.

D.	Other Laws. Nothing in this NSA is intended to limit, alter, or constitute a waiver of:

1.	any obligation imposed on the Transaction Parties by any U.S. federal, state, territory, or local law;

2.	any enforcement authority available under any U.S. federal, state, territory, or local law;

3.	the sovereign immunity of the United States; or

4.	any authority or jurisdiction the USG may possess over the activities of the Transaction Parties or their agents located within or outside the United States.

E.	Computing Time. All references to “days” in this NSA mean calendar days unless otherwise expressly provided. In computing any time period pursuant to this NSA:

1.	the day of the event that triggers the period is excluded; and

2.	the last day of the period is included, but if the last day is a Saturday, Sunday, or federal holiday, the period continues to run until the end of the next day that is not a Saturday, Sunday, or federal holiday.

F.	Tolling of Deadlines. Any non-objection, consent, or approval provision applicable to the CMAs pursuant to this NSA shall be tolled during a shutdown in federal government operations due to a lapse in appropriations.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

G.	Notice Regarding Legal Representation. The Transaction Parties shall provide notice to the CMAs, including contact information, of any legal representation in connection with obligations under this NSA, whether outside legal counsel or internal counsel, within five (5) days following the Effective Date and thereafter within five (5) days following any change to such legal representation.

H.	Change in Circumstances.

1.	If after this NSA takes effect the CMAs believe that changed circumstances warrant a modification or termination of this NSA (including if the CMAs determine that the terms of this NSA are inadequate or no longer necessary to address national security concerns), then the Transaction Parties shall negotiate in good faith with the CMAs to modify or terminate this NSA.

2.	Rejection of a proposed modification alone does not necessarily constitute evidence of a failure to negotiate in good faith.

3.	Nothing in this NSA shall limit the authorities of the Committee or the CMAs under 50 U.S.C. 4565, including 50 U.S.C. 4565(l)(6)(D).

I.	Successors and Assigns.

1.	This NSA is binding upon, and inures to the benefit of, the Transaction Parties and their respective successors and assigns; for purposes of this NSA, successors and assigns under this Section includes any corporate name changes.

2.	No Transaction Party may assign any obligation under this NSA without the prior written consent of the CMAs. The Transaction Parties shall remain liable for all the obligations under this NSA that are assigned to any other Person.

3.	In the event that any Transaction Party effects the transfer, separation, or sale of a material portion of its business operations or assets that are subject to requirements under this NSA, including by way of a sale of assets, spin-off, split-off, reorganization, or similar transaction, such Transaction Party shall immediately notify the CMAs in writing and, after consultation with the CMAs, the transferee, successor, or acquirer, as applicable, may, without any further action required of the Transaction Parties, execute a joinder agreement under which such transferee, successor, or acquirer, as applicable, takes on the relevant obligations under this NSA and becomes a Party hereto.

4.	In the event that any Transaction Party effects the transfer, separation, or sale of a material portion of its business operations or assets that are subject to requirements under this NSA to an Affiliate, such Transaction Party shall, at the time of such transaction, cause the relevant Affiliate to execute a joinder agreement under which the Affiliate takes on the relevant obligations under this NSA and becomes a Party hereto.

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

J.	Termination.

1.	After this NSA takes effect, it shall terminate only upon written notice by the CMAs to the Transaction Parties.

2.	Termination of this NSA shall not relieve a Transaction Party from liability for any breach of this NSA occurring while the NSA was in effect or for fraud.

3.	Article I (Definition of Terms) and Article XII (General Provisions) shall survive a termination of this NSA.

K.	Interpretation.

1.	The section headings and numbering in this NSA are inserted for convenience only and shall not affect the meaning or interpretation of the terms of this NSA.

2.	All references herein to Articles and Sections shall be deemed references to Articles and Sections of this NSA unless the context otherwise requires.

3.	The words “hereof,” “herein,” and “hereunder” and words of like import used in this NSA refer to this NSA as a whole and not to any particular provision of this NSA. Whenever the words “include,” “includes,” or “including” are used in this NSA, they shall be deemed to be followed by the words “without limitation.”

4.	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

5.	Whenever any provision in this NSA refers to action to be taken by any Person, or which any Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

6.	The definitions given for terms in this NSA shall apply equally to both the singular and plural forms of the terms defined.

L.	Notices. All notices and other communications given or made relating to this NSA shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be sent by electronic mail addressed to the Parties’ designated representatives at the addresses shown below, or to such other representatives at such other addresses as the applicable Party may designate in accordance with this Section:

If to the CMAs:

U.S. Department of Defense

[**]

U.S. Department of the Treasury

[**]

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

If to the Transaction Parties:

Borqs Technologies, Inc.

Attention: Pat Sek Yuen Chan, Chairman & CEO

[**]

Holu Hou Energy, LLC

Attention: Bradley Hansen, CEO

[**]

M.	Severability. The provisions of this NSA shall be severable and if any provision hereof or the application of such provision under any circumstances is held invalid by a court of competent jurisdiction, it shall not affect the validity or enforceability of any other provision of this NSA or the application of such other provision, which shall remain in full force and effect.

N.	Remedies; Preservation of Rights. Each of the Transaction Parties acknowledges that if it fails to comply with any of the terms of this NSA, the CMAs or any other appropriate USG authority may seek any and all remedies available under applicable law, including injunctive or other judicial relief, and remedies under 50 U.S.C. 4565 and 31 C.F.R. Part 800. Each of the Transaction Parties acknowledges that, pursuant to 50 U.S.C. 4565 and 31 C.F.R. Part 800, any Person who violates a material provision of this NSA may be liable to the United States for a civil penalty not to exceed $250,000 per violation or the value of the Transaction, whichever is greater, with the amount of the penalty imposed being based on the nature of the violation and as determined by the Committee. Nothing in this NSA is intended to create rights to damages enforceable at law by the Transaction Parties against the USG, or to limit any rights the USG may have under law or regulation or this NSA.

O.	Waivers. The taking of any action by the CMAs or other appropriate USG authority in the exercise of any remedy shall not be considered as a waiver by the CMAs or such other USG authority of any other rights or remedies. The failure of the CMAs to insist on strict performance of any of the provisions of this NSA, or to exercise any right granted herein, shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver by the CMAs of any provision of or right under this NSA shall be valid unless it is in writing and expressly provides for the waiver of a specified requirement under a particular provision of this NSA. The CMAs shall have the authority to grant or revoke any waiver, exception, consent, or approval in their sole discretion.

P.	Waiver of Defenses. Each Transaction Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by United States law, any and all legal, equitable, or other defenses by reason of any illegality or lack of validity or enforceability, including due to any foreign government law, order, or regulation. For the avoidance of doubt, the term “foreign government” in this Section means any government other than the USG.

Q.	Amendment. This NSA may be amended only by written agreement signed by all of the Parties.

R.	Entire Agreement. This NSA, together with any Annexes and Exhibits hereto, constitutes the entire understanding of the Parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereto.

S.	Counterparts. This NSA may be executed in one or more counterparts, including pdf or other electronic counterparts, each of which shall be deemed an original, but all of which together shall be deemed to constitute one and the same agreement.

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Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

Agreed to on the date first written above:

Borqs Technologies, Inc.

By:	/s/ Pat Sek Yuen Chan
Name:	Pat Sek Yuen Chan
Title:	Chief Executive Officer

Signature Page for CFIUS Case 22-289 National Security Agreement

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

Agreed to on the date first written above:

Holu Hou Energy, LLC

By:	[**]
Name:	[**]
Title:	[**]

Signature Page for CFIUS Case 22-289 National Security Agreement

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

Agreed to on the date first written above:

For the U.S. Department of Defense

By:	[**]
Name:	[**]
Title:	[**]

Signature Page for CFIUS Case 22-289 National Security Agreement

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

Agreed to on the date first written above:

For the U.S. Department of the Treasury

By:	[**]
Name:	[**]
Title:	[**]

Signature Page for CFIUS Case 22-289 National Security Agreement

Confidential Pursuant to 50 U.S.C. § 4565
Protected from Disclosure under 5 U.S.C. § 552

ANNEX A: PROTECTED LOCATIONS

 [**]

Annex to CFIUS Case 22-289 NatioPnal Security Agreement